Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE LAB REPORTS FIRST QUARTER 2020 RESULTS FROM CONTINUING OPERATIONS:

•	COMPANY REVENUE OF $152.4 MILLION
•	GAAP EPS OF $(2.44); $0.31, EX-ITEMS
•	CORE GENERATES FCF FOR 74TH CONSECUTIVE QUARTER OF $19 MILLION
•	CORE REDUCES NET DEBT
•	COMPANY MAINTAINS OILFIELD SERVICE-LEADING ROIC OF 12.3%
•	RECORDS GOODWILL IMPAIRMENTS OF $122 MILLION FOR PRODUCTION ENHANCEMENT

AMSTERDAM (22 April 2020) - Core Laboratories N.V. (NYSE: "CLB US" and Euronext Amsterdam: "CLB NA") ("Core", "Core Lab", or the "Company") reported that continuing operations resulted in first quarter 2020 revenue of $152,400,000.  The financial results for the first quarter of 2020 include a non-cash charge of $122,000,000 for the impairment of goodwill and intangible assets in the Production Enhancement segment, a charge of $1,000,000 associated with reductions in the workforce and other items.  Core’s operating loss was $(109,000,000), with a loss per diluted share ("EPS") of $(2.44), all in accordance with U.S. generally accepted accounting principles ("GAAP").  Operating income, ex-items, a non-GAAP financial measure, was $20,600,000, yielding operating margins of 13.5% and EPS, ex-items, of $0.31. A full reconciliation of non-GAAP financial measures is included in the attached financial tables. First quarter operating margins for the Company, across both the Reservoir Description and Production Enhancement segments, were negatively affected by operational workflow disruptions such as travel, product delivery and quarantine restrictions as a result of Coronavirus 2019 (“COVID-19”).

Core’s Board of Supervisory Directors ("Board") and the Company’s Executive Management continue to focus on strategies that maximize return on invested capital ("ROIC") and free cash flow ("FCF"), a non-GAAP financial measure defined as cash from operations less capital expenditures, factors that have high correlation to maximizing total shareholder return.  Core’s asset-light business model and capital discipline promote capital efficiency and are designed to produce more predictable and superior long-term ROIC.   Bloomberg's calculations using the latest comparable data available indicate that Core’s ROIC of 12.3% is the highest of the oilfield service companies listed as Core’s Comp Group by Bloomberg.

Cost Reduction Initiatives and Company Response to COVID-19 Pandemic

During the first quarter of 2020 the Company continued to operate as an essential business in response to COVID-19; Core immediately implemented plans and processes to protect the health of employees while mitigating operational disruptions world-wide.  On 16 March 2020, the Company publically announced immediate actions in response to changing market conditions and operational disruptions related to COVID-

19, the resulting significant decrease in the commodity price of crude oil, as well as the low-commodity price outlook for the energy industry for the near- to mid-term.

Global cost-cutting measures previously announced on 16 March 2020, and implemented in late March have been expanded.  In total, the plans now include:  1) a reduction of corporate and operating costs by $11,500,000 on a quarterly basis or approximately $46,100,000 on an annual basis, and 2) a reduction of annual capital expenditures by 50%, or more, as compared to 2019. As of 31 March 2020, the Company had $4,100,000 accrued for future severance payments associated with the reduction in its workforce which is estimated to be recovered in less than one quarter through realized cost savings.  This plan seeks to align Core Lab’s operations with anticipated activity levels and will continue to be reviewed.

The corporate and operating cost reductions include a reduction of senior executive and employee compensation.  Specifically, the Company has reduced senior executives’ annual base salary by 20%.  These pay reductions will continue for the foreseeable future and remain in place until such time as market conditions and the outlook improve.

In addition to the salary reductions, the current CEO and Chairman, David M. Demshur, has decided to accelerate his retirement to the end of May 2020.  This coincides with his previous announcement to not stand for reelection to the Board of Supervisory Directors at the 2020 annual shareholders’ meeting (scheduled for 20 May 2020) and to resign as CEO, effective as of that meeting.  The end of his term on the Board assumes the 20 May 2020 shareholder meeting is not delayed due to COVID-19 restrictions, and his successor to the Board is elected.  Mr. Demshur will be available to support the Company in an uncompensated advisory role after his retirement, as needed.

Liquidity, Free Cash Flow, Dividends and Share Repurchases

During the first quarter of 2020, Core continued to generate FCF, with cash from operations of $22,000,000 and after capital expenditures of $3,300,000, yielding FCF of $18,700,000, up almost 13% sequentially.  The first quarter of 2020 marks the 74th consecutive quarter that the Company generated positive FCF.   Free cash was returned to Core’s shareholders via the Company’s first quarter 2020 dividend of $11,100,000, plus $1,100,000 of share repurchases that were executed in late January and early February.  Since 15 February 2020, free cash was used exclusively to reduce net debt by $5,800,000.

Core previously announced future quarterly dividends have been reduced to $0.01 per share beginning with the second quarter of 2020.  Excess free cash flow will be focused on debt reduction for the foreseeable future.  As described above, the Company’s cost control initiatives are significant and have already been substantially implemented.

The following table summarizes the projected impact to cash flow associated with the actions described above. Compared to 2019, the forecast for 2020 shows reduced cash outflows totaling $130,600,000.

(in $ millions)	2019	Forecast 2020	Reduced Cash Outflows vs 2019	Annualized Reduced Cash Outflows
Dividend Payout	$97.7	$12.4	$(85.3)	$(95.9)
Capital Expenditures	22.3	11.0	(11.3)	(11.3)
Cost Reduction Initiatives[1]	—	(34.0)	(34.0)	(46.1)
Reduced Cash Outflows	$120.0	$(10.6)	$(130.6)	$(153.3)

(1) Includes reduction in workforce, furloughs, salary reductions and other cost reduction initiatives.

As of 31 March 2020, the Company has $130,000,000 of excess capacity under its $300,000,000 revolving credit facility, and by reducing net debt during the first quarter, was able to maintain the net debt leverage ratio at 1.93. Core anticipates it will generate positive cash flow and have ample liquidity to maintain a strong balance sheet and, if necessary, manage future debt maturities with organic free cash flow or through its revolving credit facility.

On 14 January 2020, the Board announced a quarterly cash dividend of $0.25 per share of common stock, which was paid on 14 February 2020 to shareholders of record on 24 January 2020. Dutch withholding tax was deducted from the dividend at a rate of 15%.

Reservoir Description

Reservoir Description revenue in the first quarter of 2020 was $102,700,000. Operating income for the first quarter of 2020 on a GAAP basis was $11,100,000, while operating income, ex-items, was $15,600,000, yielding operating margins, ex-items, of 15%.  Revenue was flat on a sequential basis, in spite of typical seasonal declines and operational disruptions related to COVID-19.

Reservoir Description operations are heavily exposed to international and offshore activity levels.  Approximately 80% of its revenue is sourced from projects outside of the U.S., where core, reservoir fluid and derived product samples originate from international project activity.  As Core has highlighted for many years, the reservoir fluids business continues to grow and has become more substantial, representing over 65% of the business segment’s revenue. Reservoir fluids testing tends to be less volatile, even in low-commodity price markets.  Data analytical programs were conducted for ongoing projects in areas such as: Australia, Brazil, Guyana, Suriname, other areas offshore South America, the Gulf of Mexico, the Middle East and offshore North America.  These analytical programs provide accurate, comprehensive datasets of rock and hydrocarbon properties that are critical for optimizing reservoir appraisal, development and production.

During the first quarter of 2020, Core finalized the commission of a reservoir fluids laboratory in the Middle East, expanding capabilities in response to client-driven demand for both reservoir rock and fluid analyses.  These new laboratory capabilities now provide a range of proprietary and patented technologies, including Core’s full visualization, high-pressure, high-temperature, pressure-volume-temperature (“PVT”) cell instrumentation.  These highly automated systems are specially designed to measure the phase behavior of reservoir fluids containing high concentrations of H2S and CO2 gases commonly found in the Middle East region.  The analytical programs enable Core’s clients to address challenging reservoirs during appraisal, development, production and enhanced hydrocarbon recovery efforts.  Core remains a key industry partner by providing E&P companies with the critical data sets required for evaluating opportunities in both new and mature fields.

In the first quarter of 2020, Core Lab, under the direction of BHP, was engaged to provide laboratory analyses for BHP’s Deepwater Northern Licenses project offshore Trinidad and Tobago. This multi-well analytical program is employing Core’s proprietary and patented laboratory technologies to assess reservoir rock properties from the Bele - 1 ST - 1, Bele - 1 ST - 2, Boom - 1, Hi Hat - 1, and Tuk - 1 wells.

High quality, conventional core was recovered from unconsolidated soft sediment in the target reservoir interval.  Once the cores reached the rig floor upon recovery from the subsurface, the cores were stabilized using proprietary Core Lab techniques that ensure the natural rock fabric and pore fluids are retained during handling and transportation to the laboratory.

Upon arrival at the laboratory, these cores were immediately scanned using Core’s proprietary Non-Invasive Testing and Reservoir Optimization (“NITROSM”) technologies.  Core Lab’s proprietary Dual-Energy Computed Tomography and High Frequency Spectral Gamma surface logging technologies quickly provided BHP’s experts with lithologic information, as well as a wide range of critical petrophysical parameters for pay assessment. These NITROSM deliverables were provided well in advance of results derived from time-honored laboratory analyses.   NITROSM also provided the BHP team with a digital archive of the cores in a three-dimensional format, with millimeter-scale bed resolution. These conventional cores are progressing through the traditional laboratory program of physical measurements following consultations between BHP’s and Core Lab’s technical teams.

Production Enhancement

Production Enhancement operations, which are largely focused on complex completions in unconventional, tight-oil reservoirs in the U.S., as well as conventional offshore projects across the globe, posted first quarter 2020 revenue of $49,700,000, down 8%, sequentially. First quarter performance was impacted by a sequential decline in U.S. onshore well completion activity and COVID-19 related international product shipment disruptions.  Operating loss on a GAAP basis was $(121,300,000), largely impacted by a $122,000,000 non-cash charge for impairment of goodwill and intangible assets.  Operating income, ex-items, was $3,800,000, which yielded operating margins of 8%.

During the first quarter of 2020, Core Lab, a technological leader in the design of efficient and effective high-end energetic systems, expanded market penetration of the ReFRACTM product line, as new clients adopted the technology for use in mechanically isolated recompletions.  Core’s first-to-market ReFRACTM technology creates a consistent hole size through two strings of casing, allowing for optimized recompletions.  Operators using Core’s ReFRACTM technology have reported they can now complete twice as many stages per day compared to traditional recompletions strategies.  Mechanically isolated recompletions are an ideal way for operators to maintain or increase production without the expense of drilling and completing a new well.

Also in the first quarter of 2020, Core’s diagnostic technology services were utilized to evaluate a deepwater Gulf of Mexico sand control completion in Miocene sandstone strata.  Core’s initial diagnostic testing, utilizing SpectraStim™, SpectraScan®, and PackScan® downhole imaging technologies, revealed an exposed sand control screen, exposed perforations, and a lack of proppant reserve above the screen.  Proper proppant emplacement in the annulus is required to restrict the migration of formation fines during production, and to keep mobile sand particles from cutting the screens, damaging surface facilities, and filling the wellbore.

During completion planning, operator calculations showed enough proppant would be present to fill the annulus, with more than 50 feet of additional proppant reserve above the top of the screen.  Core’s diagnostic services, which are based on direct down-hole measurements, showed inadequate proppant levels.  Without Core’s diagnostic data and interpretation, the client may have brought the well on production, only to have the completion fail due to an influx of formation fines. Core advised the client to perform a top-off treatment, adding more proppant above the screen.  Following the top-off treatment, Core’s PackScan® imaging technology confirmed adequate proppant coverage.  Core’s diagnostic services averted the possibility of a multi-million dollar remediation, significantly delayed or lost production, or even the total loss of the well.

Return On Invested Capital

Core Lab's ROIC of 12.3% is the highest of the peer group compiled and reported by Bloomberg. The Company's Board has established an internal performance metric of achieving a leading relative ROIC performance compared with the oilfield service companies listed as Core's Comp Group by Bloomberg.  The Company and its Board believe that ROIC is a leading long-term performance metric used by shareholders to determine the relative investment value of publicly-traded companies.  Further, the Company and its Board believe that shareholders will benefit if Core consistently performs at high levels of ROIC relative to its Comp Group. Core Lab’s commitment to capital stewardship is driven in part by the Company’s continuing philosophy of having a low capital-intensive business, averaging less than 4% of Company revenues.

According to the latest Comp Group financial information from Bloomberg, Core's ROIC is the highest of any comparably-sized oilfield service company (greater than $500 million market capitalization).  Comp Group companies listed by Bloomberg include: Halliburton, Schlumberger, National Oilwell Varco, Baker Hughes, TGS-NOPEC Geophysical Company, Wood (formerly known as "The Wood Group"), and Apergy, among others. Core Lab is one of only four of the 24 companies listed in the Comp Group posting ROIC that exceeded their Weighted Average Cost of Capital ("WACC").  Core’s ratio of ROIC to WACC is the highest of any company in the Comp Group.

Industry and Core Lab Outlook

On 12 April 2020, the Organization of the Petroleum Exporting Countries and non-members (“OPEC+”) announced an initial reduction of crude-oil production of 9.7 million barrels of oil per day. As the remainder of 2020 unfolds, the OPEC+ agreement and possible COVID-19-related demand disruptions abate, the price of crude oil and, consequently, E&P industry activity, may modestly improve. Core believes the actions taken by E&P companies during the first quarter of 2020 in response to the decrease in the crude-oil price indicate lower overall activity in 2020 versus 2019, particularly with respect to U.S. land.

Core projects activity declines to continue internationally and in North America during the second quarter of 2020. The Company's clients are prioritizing operating plans for conducting their activities in this unprecedented environment.   International activity is anticipated to decrease; however, not as sharply as the anticipated decline in U.S. onshore activity, year-over-year.  There continues to be a high level of uncertainty with regards to the level and timing of Core’s clients’ activity.  Consequently, Core is not in a position to provide quantitative quarterly guidance for the upcoming quarter at this time.  From a qualitative perspective, the Company anticipates that the outlook for project work and international shipment of products will improve during the second half of 2020.

Earnings Call Scheduled

The Company has scheduled a conference call to discuss Core's first quarter 2020 earnings announcement.  The call will begin at 7:30 a.m. CDT / 2:30 p.m. CEST on Thursday, 23 April 2020.  To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. is a leading provider of proprietary and patented reservoir description and production enhancement services and products used to optimize petroleum reservoir performance.  The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release, as well as other statements we make, includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law.  The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the U.S. Securities and Exchange Commission.  These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements.  Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company.  Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.  The Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com. Connect with Core Lab on Facebook, LinkedIn and YouTube.

For more information, contact:

Gwen Schreffler - SVP Corporate Development and Investor Relations, +1 713 328 6210

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended			% Variance
	March 31, 2020	December 31, 2019	March 31, 2019	vs. Q4-19	vs. Q1-19
REVENUE	$152,400	$156,778	$169,194	(2.8)%	(9.9)%

OPERATING EXPENSES:
Costs of services and sales	115,131	117,749	127,383	(2.2)%	(9.6)%
General and administrative expense	19,567	9,773	17,437	100.2%	12.2%
Depreciation and amortization	5,441	5,535	5,587	(1.7)%	(2.6)%
Impairments	122,204	—	—	NM	NM
Other (income) expense, net	(970)	2,666	2,373	NM	NM
Total operating expenses	261,373	135,723	152,780	92.6%	71.1%

OPERATING INCOME (LOSS)	(108,973)	21,055	16,414	NM	NM
Interest expense	3,411	3,588	3,726	(4.9)%	(8.5)%
Income (loss) from continuing operations before income tax expense	(112,384)	17,467	12,688	NM	NM
Income tax expense (benefit)	(4,046)	7,177	(27,610)	NM	NM
Income (loss) from continuing operations	(108,338)	10,290	40,298	NM	NM
Income (loss) from discontinued operations, net of income taxes	—	—	259	NM	NM
Net income (loss)	(108,338)	10,290	40,557	NM	NM
Net income (loss) attributable to non- controlling interest	83	(40)	47	NM	76.6%
Net income (loss) attributable to Core Laboratories N.V.	$(108,421)	$10,330	$40,510	NM	NM

Diluted EPS from continuing operations	$(2.44)	$0.23	$0.90	NM	NM

Diluted EPS attributable to Core Laboratories N.V.	$(2.44)	$0.23	$0.91	NM	NM

Weighted average diluted common shares outstanding	44,447	44,634	44,734	(0.4)%	(0.6)%

Effective tax rate	(4)%	41%	(218)%	NM	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$102,702	$102,617	$103,292	0.1%	(0.6)%
Production Enhancement	49,698	54,161	65,902	(8.2)%	(24.6)%
Total	$152,400	$156,778	$169,194	(2.8)%	(9.9)%

Operating income (loss):
Reservoir Description	$11,062	$14,248	$6,179	(22.4)%	79.0%
Production Enhancement	(121,299)	6,586	9,912	NM	NM
Corporate and Other	1,264	221	323	NM	NM
Total	$(108,973)	$21,055	$16,414	NM	NM

"NM" means not meaningful

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(amounts in thousands)

(Unaudited)

				% Variance
ASSETS:	March 31, 2020	December 31, 2019	March 31, 2019	vs. Q4-19	vs. Q1-19

Cash and cash equivalents	$13,890	$11,092	$13,206	25.2%	5.2%
Accounts receivable, net	126,872	131,579	132,859	(3.6)%	(4.5)%
Inventory	52,263	50,163	50,147	4.2%	4.2%
Other current assets	26,682	28,403	40,211	(6.1)%	(33.6)%
Total Current Assets	219,707	221,237	236,423	(0.7)%	(7.1)%

Property, plant and equipment, net	123,112	123,506	124,758	(0.3)%	(1.3)%
Right-of-use assets	74,943	75,697	77,537	(1.0)%	(3.3)%
Intangibles, goodwill and other long-term assets, net	228,847	354,233	353,042	(35.4)%	(35.2)%
Total assets	$646,609	$774,673	$791,760	(16.5)%	(18.3)%

LIABILITIES AND EQUITY:

Accounts payable	$37,054	$35,611	$44,467	4.1%	(16.7)%
Short-term operating lease obligations	12,583	11,841	13,003	6.3%	(3.2)%
Other current liabilities	58,810	64,142	71,145	(8.3)%	(17.3)%
Total current liabilities	108,447	111,594	128,615	(2.8)%	(15.7)%

Long-term debt, net	302,420	305,283	294,896	(0.9)%	2.6%
Long-term operating lease obligations	60,162	64,660	64,090	(7.0)%	(6.1)%
Other long-term liabilities	105,506	110,996	116,806	(4.9)%	(9.7)%

Total equity	70,074	182,140	187,353	(61.5)%	(62.6)%
Total liabilities and equity	$646,609	$774,673	$791,760	(16.5)%	(18.3)%

“NM” means not meaningful

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

(Unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
CASH FLOWS FROM OPERATING ACTIVITIES
Income (loss) from continuing operations	$(108,338)	$10,290	$40,298
Income (loss) from discontinued operations	—	—	259
Net Income (loss)	$(108,338)	$10,290	$40,557
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	10,530	3,228	11,096
Depreciation and amortization	5,441	5,536	5,587
Deferred income tax	(7,374)	2,124	—
Impairments	122,204	—	—
Accounts receivable	4,784	5,733	(3,936)
Inventory	(2,285)	3,310	(4,407)
Accounts payable	132	(5,519)	1,346
Other adjustments to net income (loss)	(3,069)	(3,400)	(25,087)
Net cash provided by operating activities	$22,025	$21,302	$25,156

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	$(3,340)	$(4,732)	$(5,183)
Other investing activities	(544)	(402)	(22)
Net cash provided by (used in) investing activities	$(3,884)	$(5,134)	$(5,205)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of debt borrowings	$(20,000)	$(27,000)	$(32,000)
Proceeds from debt borrowings	17,000	35,000	37,000
Dividends paid	(11,111)	(24,406)	(24,374)
Repurchase of treasury shares	(1,238)	(1,806)	(487)
Other financing activities	6	8	—
Net cash provided by (used in) financing activities	$(15,343)	$(18,204)	$(19,861)

NET CHANGE IN CASH AND CASH EQUIVALENTS	2,798	(2,036)	90
CASH AND CASH EQUIVALENTS, beginning of period	11,092	13,128	13,116
CASH AND CASH EQUIVALENTS, end of period	$13,890	$11,092	$13,206

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items.  For this reason, we use certain non-GAAP measures that exclude these Items; and we feel that this presentation provides a clearer comparison with the results reported in prior periods. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, the financial results prepared in accordance with GAAP, as more fully discussed in the Company's financial statement and filings with the Securities and Exchange Commission.

Reconciliation of Operating Income, Income from Continuing Operations and Earnings Per Diluted Share from Continuing Operations

(amounts in thousands, except per share data)

(Unaudited)

	Operating Income (loss) from Continuing Operations
	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
GAAP reported	$(108,973)	$21,055	$16,414
Stock compensation [1]	6,750	—	7,203
Employment related charges	—	—	3,200
Cost reduction and other charges	1,155	2,578	—
Impairments [2]	122,204	—	—
Foreign exchange losses (gains)	(576)	1,359	37
Excluding specific items	$20,560	$24,992	$26,854

	Income (loss) from Continuing Operations
	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
GAAP reported	$(108,338)	$10,290	$40,298
Stock compensation [1]	6,750	—	7,203
Employment related charges	—	—	2,528
Cost reduction and other charges	924	2,062	—
Impairments [2]	113,181		—
Impact of higher (lower) tax rate [3]	1,663	3,684	(30,402)
Foreign exchange losses (gains)	(461)	1,087	31
Excluding specific items	$13,719	$17,123	$19,658

	Earnings Per Diluted Share from Continuing Operations
	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
GAAP reported	$(2.44)	$0.23	$0.90
Stock compensation [1]	0.15	—	0.16
Impact on assuming dilution	0.02	—	—
Employment related charges	—	—	0.06
Cost reduction and other charges	0.02	0.05	—
Impairments [2]	2.53	—	—
Impact of higher (lower) tax rate [3]	0.04	0.08	(0.68)
Foreign exchange losses	(0.01)	0.02	—
Excluding specific items	$0.31	$0.38	$0.44

(1) Stock compensation expense recognized pursuant to FASB ASC 718 "Stock Compensation" associated with executives reaching eligible retirement age, which is nondeductible in the U.S.
(2) 2020 Quarter 1, includes goodwill impairment charge of $114 million, which is partially deductible for tax of approximately $9.0 million.

(3) 2020 Quarter 1, 2019 Quarter 4 and 2019 Quarter 1 include adjustments to reflect tax expense at a normalized rate of 20%, 20%

       and 15% respectively. 2020 Quarter 1 includes impairment charge and stock compensation expense which are partially deductible and nondeductible in the U.S. 2019 Quarter 1 includes a tax benefit resulting from a corporate restructuring, net of withholding taxes on unremitted earnings from subsidiaries, stock compensation expense which is nondeductible in the U.S.

Segment Information

(amounts in thousands)

(Unaudited)

	Operating Income from Continuing Operations
	Three Months Ended March 31, 2020
	Reservoir Description	Production Enhancement	Corporate and Other
GAAP reported	$11,062	$(121,299)	$1,264
Foreign exchange losses	(718)	163	(21)
Stock compensation	4,426	2,324	—
Cost reduction and other charges	796	358	1
Impairment	—	122,204	—
Excluding specific items	$15,566	$3,750	$1,244

Return on Invested Capital

Return on Invested Capital ("ROIC") is based on Bloomberg's calculation on the trailing four quarters from the most recently reported quarter and the balance sheet of the most recent reported quarter, and is presented based on our belief that this non-GAAP measure is useful information to investors and management when comparing our profitability and the efficiency with which we have employed capital over time relative to other companies. ROIC is not a measure of financial performance under GAAP and should not be considered as an alternative to net income.

ROIC of 12.3% is defined by Bloomberg as Net Operating Profit ("NOP") of $97 million less Cash Operating Tax ("COT") of $30 million divided by Total Invested Capital ("TIC") of $539 million, where NOP is defined as GAAP net income before minority interest plus the sum of income tax expense, interest expense, and pension expense less pension service cost and COT is defined as income tax expense plus the sum of the change in net deferred taxes, and the tax effect on interest expense and TIC is defined as GAAP stockholder's equity plus the sum of net long-term debt, allowance for doubtful accounts, net balance of deferred taxes, income tax payable, and other charges.

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. Free cash flow should not be considered a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow

(amounts in thousands)

(Unaudited)

Three Months Ended
March 31, 2020
Net cash provided by operating activities	$22,025
Capital expenditures	(3,340)
Free cash flow	$18,685

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